As filed with the Securities and Exchange Commission on October 21, 2019

Registration No. 333-163295

Registration No. 333-175312

Registration No. 333-211350

Registration No. 333-217877

Registration No. 333-224818

Registration No. 333-175311

UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163295

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175312

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211350

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217877

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224818

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175311

UNDER THE SECURITIES ACT OF 1933

CLOUD PEAK ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3088162
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

748 T-7 Road Gillette, Wyoming 82718
(Address of principal executive offices, including zip code)

CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN

CLOUD PEAK ENERGY INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Bryan J. Pechersky

Executive Vice President, General Counsel and Corporate Secretary

385 Interlocken Crescent, Suite 400

Broomfield, Colorado 80021

(720) 566-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Shelley A. Barber

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

(212) 237-0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Cloud Peak Energy Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.              Registration Statement on Form S-8 (File No. 333-163295), filed with the SEC on November 23, 2009, pertaining to the registration of 3,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (as amended, the “Stock Incentive Plan”);

2.              Registration Statement on Form S-8 (File No. 333-175312), filed with the SEC on July 1, 2011, pertaining to the registration of 2,100,000 additional shares of Common Stock under the Stock Incentive Plan;

3.              Registration Statement on Form S-8 (File No. 333-211350), filed with the SEC on May 13, 2016, pertaining to the registration of 4,500,000 additional shares of Common Stock under the Stock Incentive Plan in connection with an amendment to the Stock Incentive Plan which was approved by the stockholders of the Company on May 11, 2016;

4.              Registration Statement on Form S-8 (File No. 333-217877), filed with the SEC on May 11, 2017, pertaining to the registration of 5,185,592 additional shares of Common Stock under the Stock Incentive Plan in connection with an amendment to the Stock Incentive Plan which was approved by the stockholders of the Company on May 10, 2017;

5.              Registration Statement on Form S-8 (File No. 333-224818), filed with the SEC on May 10, 2018, pertaining to the registration of 4,755,000 additional shares of Common Stock under the Stock Incentive Plan in connection with an amendment to the Stock Incentive Plan which was approved by the stockholders of the Company on May 9, 2018; and

6.              Registration Statement on Form S-8 (File No. 333-175311), filed with the SEC on July 1, 2011, pertaining to the registration of 500,000 shares of Common Stock under the Cloud Peak Energy Inc. Employee Stock Purchase Plan.

On May 10, 2019, the Company and substantially all of its wholly owned domestic subsidiaries filed voluntary petitions under Chapter 11 (“Chapter 11”) of Title 11 of the U.S. Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Pursuant to an order entered by the Bankruptcy Court, the Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re Cloud Peak Energy Inc., et al., Case No. 19-11047.  On October 2, 2019, the Bankruptcy Court entered an Order (I) Approving Sale of the Debtors’ Assets Free and Clear of Liens, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (III) Granting Related Relief [Docket No. 674], pursuant to which the Bankruptcy Court approved the sale of substantially all of the Company’s operating assets to Navajo Transitional Energy Company, LLC pursuant to that certain Asset Purchase Agreement dated as of August 19, 2019 (as amended, the “Asset Purchase Agreement”).  Subject to the satisfaction of certain closing conditions, the transactions contemplated by the Asset Purchase Agreement are expected to close in October 2019. On October 4, 2019, the Company filed the Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of its Debtor Affiliates [Docket No. 680]. On October 14, 2019, the Debtors filed the First Amended Joint Chapter 11 Plan of Cloud Peak Energy Inc, and Certain of its Debtor Affiliates [Docket No. 711] (the “Plan”). The Company anticipates seeking  confirmation of the Plan at a hearing to be held before the Bankruptcy Court on December 5, 2019 at 9:30 a.m. (Eastern Time).

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings pursuant to the Registration Statements. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, and the City of Gillette, State of Wyoming, on October 21, 2019.  No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CLOUD PEAK ENERGY INC.

By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

By:	/s/ Colin S. Marshall
	Name:	Colin S. Marshall
	Title:	President and Chief Executive Officer